Exhibit 99.1

Astra appoints Axel Martinez as CFO effective in November 2022

Finance executive with 25 years of experience joins Astra to help drive scale and leverage his capital markets experience

ALAMEDA, CA — September 30, 2022. Astra Space, Inc. (“Astra”) (Nasdaq: ASTR), a provider of space products and launch services to the global space industry, announced the appointment of Axel Martinez to Chief Financial Officer, effective the day after the filing of our quarterly report in November 2022.

“Axel is a talented and experienced finance executive that will be an invaluable addition to our management team,” said Chris Kemp, Founder, Chairman, and CEO of Astra. “We expect his deep knowledge of the technology industry, experience with scaling high-growth companies, and participation in capital markets will be a huge asset to Astra as we enter our next phase.”

In his most recent roles, Martinez served as Chief Financial Officer at Virgin Hyperloop One and Veev Group Inc. – two growth technology companies. Axel started his technology career at Google where he spent 10 years in finance roles, including Head of Capital Markets where he managed more than $40 billion of capital. Axel also served as VP & Treasurer of Uber where he helped the Company scale into more than 60 countries. Previously, Axel worked at Merrill Lynch and the Chase Manhattan Bank as an investment banker. Axel holds a B.A. in Economics and Political Science from Columbia University and an M.B.A. from Harvard Business School.

Kelyn Brannon will transition her responsibilities and remain CFO through the effective date of Martinez’ appointment.

“We are grateful to Kelyn for her stewardship in taking the company public last year and building the foundation of Astra’s finance organization,” said Kemp. “I’d like to thank Kelyn on behalf of the Company for her service and contributions.”

About Astra

Astra’s mission is to improve life on Earth from space® by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world, and one of the industry’s first flight-proven electric propulsion systems for satellites, Astra Spacecraft Engine™. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including the timing of when we may file our quarterly report on Form 10-Q and those risks and uncertainties described from time to time in other reports and other public filings with the Securities and Exchange Commission.

Media Contact:

Kati Dahm

media@Astra.com

Investor Contact:

Andrew Hsiung

investors@astra.com